Exhibit 99.1

ENERJEX RESOURCES ANNOUNCES OPERATIONS UPDATE: PRODUCTION AND SECONDARY RECOVERY EFFORTS AT BLACK OAKS CONTINUE TO IMPROVE

Going concern qualification lifted

OVERLAND PARK, KAN. (April 17, 2008) – EnerJex Resources, Inc. (OTCBB: EJXR) today reported key operating activities completed by its wholly owned operating subsidiaries, EnerJex Kansas (EJK) and DD Energy (DD), for the period ended March 31, 2008.

EnerJex confirmed last month an initial response to the secondary recovery efforts in the Black Oaks Project.  The Company reported that oil production from producing wells adjacent to five injection wells had increased from three barrels to 15 barrels of oil per day (BOPD). These wells are now producing approximately 25 BOPD.

EnerJex also recently reported the completion of an independent audit of its financial statements at and for the nine-month period ended December 31, 2007, noting that the footnote regarding EnerJex’s ability to continue as a going concern was removed.

EnerJex CEO Steve Cochennet commented, “We are pleased with the steady increase in production from the initial water flood response at Black Oaks, and our plans are to continue to aggressively expand the secondary recovery efforts on this project.  In addition, our production in March was good in light of the very difficult, wet weather we experienced. We had a much higher average level of wells offline in March due to the inability to get into the field during much of that period.”

The company has drilled a total of 100 injector and producing wells since April 2007.  Gross oil production for March for all working interest owners of the Company’s projects was approximately 248 BOPD. The Gas City Property, which will be jointly developed and operated pursuant to agreements with Euramerica Energy, Inc., also produced 100 mcf of gas per day (equivalent to 16.67 BOPD) during the month of March.

OPERATIONAL UPDATE BY PROJECT:

Black Oaks Project

EJK, through the project operator, MorMeg, LLC, has drilled 44 injecting and producing wells since the project was acquired in April 2007. Thirteen of these newly drilled wells are enhanced oil recovery (EOR) wells that are now operational.  Initial injection rates on EOR wells in the Black Oaks Project started at an average of 50 barrels of water per well per day on the first five pilot wells and have increased to an average of 200 barrels of water per well per day injected.

Thoren Project

EJK has drilled a total of 31 injector and producing wells at the Thoren project since it was acquired in April 2007 and plans to continue its aggressive drilling throughout 2008.  All production wells have been completed and are producing.  EJK has drilled and completed 11 EOR wells.

Tri-County Project

The Tri-County Project, acquired in September 2007, consists of approximately 1,300 gross acres of leaseholds with over 170 identified additional injecting and producing drilling locations. EJK has completed four newly drilled wells and obtained valuable geology data to use in future development plans.

EJK has worked-over approximately 20 wells on selected leases inside the Tri-County project, which has resulted in increased production from these wells. EJK plans to continue a similar program on several more of the Tri-County leases.

DD Energy Project

Since acquiring the DD Energy Project in September 2007, EJK has drilled seven EOR wells and four oil producing wells.  EJK has completed two of the producers and is underway on the completion of the remaining wells.  EJK anticipates these wells will be online in the next 30 days.

Gas City Project

EnerJex has drilled a total of 10 wells since signing its development agreement with Euramerica Energy.  EJK has completed three of the 10 wells and is currently evaluating the remaining wells for either coal bed methane gas or oil potential.  For the month of March, the Gas City Project averaged 100 mcf per day.

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. EnerJex’s principal strategy is to focus on the acquisition of oil and natural gas mineral leases that have existing production and cash flow. Once acquired, EnerJex implements an accelerated development program utilizing capital resources, a regional operating focus, an experienced management and technical team, and enhanced recovery technologies to attempt to increase production and increase returns for its stockholders. EnerJex’s oil and natural gas acquisition and development activities are currently focused in Eastern Kansas.

More information on EnerJex and its operations can be found on its website:

www.EnerJexResources.com.

Forward-Looking Statement

The statements in this press release regarding the operational successes, including the BOPDE from EnerJex wells, number of current and anticipated wells, well success rate, current operations, future outlook, and any other effects resulting from any of the above forward-looking statements involve risks and uncertainties.  Such risks and uncertainties, include, but are not limited to: the continued production of oil at historical rates; costs of operations and development; delays, and any other difficulties related to producing oil; rig availability; price of oil; exploitation and exploration successes; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational results; competition; general economic,! market or business conditions; and the ability to manage and continue growth. Although EnerJex believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Debbie Hagen, Investor Relations

913-642-3715 or dhagen@hagenandpartners.com

Or

Dede Jones, Director of Finance

913-693-4600 or djones@enerjexresources.com